Exhibit 12.1

Exhibit 12.1 Madison River Capital, LLC Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)






                                            1998         1999         2000         2001         2002
                                          Madison      Madison      Madison      Madison      Madison
                                           River        River        River        River        River
                                          -------      -------      -------      -------      -------
Income (loss) before income taxes       $ (2,882)     $(13,565)    $(56,376)    $(79,424)    $(37,559)
                                          ------       -------      -------      -------      -------
Fixed charges:
   Interest expense                        3,893        22,443       61,267       64,624       63,960
   Amortization of debt expense             -             -             592          753          733
   Rental expense                           -             -            -            -            -
                                          ------       -------      -------      -------      -------
Total fixed charges (denominator)       $  3,893      $ 22,443     $ 61,859     $ 65,377     $ 64,693
                                          ======       =======      =======      =======      =======

Earnings (loss) (numerator)             $  1,011      $  8,878     $  5,483     $(14,047)    $ 27,134
                                          ======       =======      =======      =======      =======

Ratio of earnings to fixed charges          -             -            -            -            -
                                          ======       =======      =======      =======      =======
Insufficiency of earnings to cover
  fixed charges                         $  2,882      $ 13,565     $ 56,376     $ 79,424     $ 37,559
                                          ======       =======      =======      =======      =======